Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 1, 2015 by and between Sole Elite Group, Ltd. (the “Company”) and Clarence Lee (the “Executive”) (collectively the “Parties”; individually a “Party”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, as Chief Financial Officer;

ACCORDINGLY, the Parties agree as follows:

1.	Term of Employment

This Agreement shall become effective on May 1, 2015.  The term of employment shall be two years from the effective date, unless this Agreement is terminated prior to the expiration of such two-year as set forth in Section 4(c) (the “Term”).

2.	Position and Duties

The Executive shall render services to the Company in the position of Chief Financial Officer and perform all services appropriate to that position as well as other services as may reasonably be assigned by the Company.  The Executive’s domestic principal place of employment in the PRC shall be in the City of Jinjiang or any other place as agreed by the Parties from time to time.  The Executive shall devote most of his working time, attention and skill to the discharge of his duties of his office and shall faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him, and shall observe and comply with all resolutions and directions from time to time made or given by the Board of Directors of the Company (the “Board”).  The Executive shall at all times keep the Board promptly and fully informed of his conduct relating to material matters, decisions and transactions affecting or involving the Company or any of its subsidiaries or controlled affiliates (collectively, the “Group” and each a “Group Company”) and provide such explanations as the Company’s Board of Directors may reasonably require.  Insofar as the internal rules and regulations of the Group or the Group Companies are applicable to the Executive, the Executive undertakes to abide by such rules and regulations.

3.	Remuneration and Benefits

Subject to the Company’s policies and practices, during the Term, the Executive shall be entitled to the following remuneration and benefits (on a cumulative basis):

(a)	Base Salary. The Company shall pay the Executive a base salary of US$160,000 per year (the “Annual Base Salary” or “Base Salary”) or US$13,333.33 per month (the “Monthly Salary”), less all applicable withholdings and deductions, for his employment with the Company. The Base Salary shall be paid by the Company in accordance with the Company’s regularly established payroll practices applicable to all Company employees.

(b)	Benefits. The Executive shall be eligible to participate in the benefits generally made available by the Company to its executives in accordance with the benefit plans established by the Company, as the same may be amended from time to time in the Company’s sole discretion.

(c)	Equity Incentives. If the Company has completed its initial public offering of securities in the United States and if the Executive is providing service to the Company pursuant to this Agreement on the six-month anniversary, twelve-month anniversary, eighteen-month anniversary and two year anniversary of the effective date of this Agreement (each a “Share Payment Date”), then on such Share Payment Date the Executive shall be issued a grant of ordinary shares of the Company equal to US$20,000 divided by the closing share price of the ordinary shares on the Share Payment Date on the U.S. national stock exchange on which the ordinary shares are then listed. For the avoidance of doubt, the Executive shall be responsible for, and shall not be entitled to any claims against the Company for, any taxes arising from such grants or awards.

(d)	Holidays. The Executive shall be eligible for the holiday benefits generally made available by the Company to its executives in accordance with the holiday policies of the Company, as the same may be amended from time to time in the Company’s sole discretion.

(e)	Lodging. The Company shall pay for a furnished one bedroom apartment (including utilities) in the City of Jinjiang during the Term.

(f)	Expenses. The Company shall reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with the performance of the Executive’s duties and obligations as set forth herein during the Term; provided the Executive shall provide reasonable supporting documentation with respect to such expenses, if requested.

(g)	Indemnification. The Company shall fully indemnify the Executive for any losses incurred in his capacity as an officer of the Company, if the Company’s director and officer liability insurance is inadequate to cover such losses; provided the Company shall not be responsible for any losses caused by or attributable to the Employee’s gross negligence or willful misconduct or deceit.

Unless otherwise agreed by the Parties and to the extent permitted by PRC law, all of the foregoing remuneration and benefits denominated in RMB shall be paid to such account and in RMB or any other currency as designated by the Executive.  Unless otherwise agreed by the Parties in writing, any conversion from United States Dollars to Renminbi and vice versa shall be effected at the exchange rate published by the People’s Bank of China for the relevant period or date (as the case may be).

4.	Amendment, Termination and Discharge of this Agreement

(a)	Amendment to and Termination of the Agreement. This Agreement may not be modified, amended, renewed or terminated except by an instrument in writing, signed by the Executive and the Company.

(b)	Discharge of the Agreement By Death. This Agreement shall be discharged automatically upon the Executive’s death. In such event, the Company shall pay to the Executive’s beneficiaries or estate (as the case may be) an amount equal to any compensation then due and payable under Section 3 hereof to which the Executive is entitled as of the date of termination.

(c)	Early Termination by the Company. The Company may dismiss the Executive for cause at any time as provided by the PRC Labor Law (“Cause”), or by serving the Executive three (3) months’ prior written notice. During such notice period, the Executive shall continue to diligently perform all of the Executive’s duties hereunder. In the event of dismissal without Cause, the Executive will be eligible to receive his Base Salary during the notice period.

(d)	Termination by Executive. The Executive may terminate employment with the Company at any time for any reason or for no reason at all, upon three (3) months’ advance written notice. During such notice period the Executive shall continue to diligently perform all of the Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make the Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays the Executive all compensation under Section 3 hereof to which the Executive is entitled through the last day of the three (3) month notice period. The Executive agrees that on or before termination of employment, he will promptly return to the Company all documents and materials of any nature (including any materials in electronic form) pertaining to his work with the Company, including all originals and copies of all or any part of any Confidential Information along with any and all equipment and other tangible and intangible property of the Company. The Executive agrees not to retain any documents or materials or copies thereof containing any Confidential Information.

(e)	Any payments made by the Company pursuant to Section 3 or Section 4 of this Agreement shall be net of all applicable withholdings and deductions.

5.	Confidentiality; No conflict

(a)	Confidentiality Obligation. The Executive hereby agrees at all times during the term of his employment and after termination, to hold in the strictest confidence, and not to use, except for the benefit of the Group, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Group, its affiliates, their clients, customers or partners, and the Group’s licensors, including, without limitation: technical data, trade secrets, research and development information, product plans, services, customer lists and customers (including, but not limited to, customers of the Group on whom the Executive called or with whom the Executive became acquainted during the term of his employment), supplier lists and suppliers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, personnel information, marketing, finances, information about the clients, customers, suppliers, joint ventures, licensors, licensees, distributors and other persons with whom the Group does business, information regarding the skills and compensation of other employees of the Group or other business information disclosed to the Executive by or obtained by the Executive from the Group, its affiliates, or their clients, customers, suppliers or partners either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Notwithstanding the foregoing, Confidential Information shall not include information that is common knowledge or that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

(b)	No Conflict. The Executive represents and warrants that the Executive’s execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer or other party, including any obligations with respect to proprietary or confidential information or intellectual property rights of such party.

6.	Intellectual Property

The Executive further agrees with and undertakes to the Company that:

(a)	he will not divulge, use (other than for the purpose and benefit of the Group) or infringe the trade marks, logos, inventions, know-how, technology, proprietary information and other intellectual property rights of the Group Companies; and

(b)	all trade marks, logos, inventions, know-how, technology, proprietary information and other intellectual property rights developed, acquired or filed by the Executives in the course of his work or employment shall belong solely to the Group Company. The Executive agrees he will, upon demand by the Company, execute any documents reasonably necessary to transfer any such intellectual property rights to the Company.

7.	General Provisions

(a)	Effectiveness. This Agreement shall come into effect when it is signed by the Parties.

(b)	Entire Agreement. This Agreement constitutes the full and complete understanding of the Parties hereto and supersedes any previous agreements between the Executive and any Group Company.

(c)	Governing Law and Dispute Resolution. The execution, validity, interpretation and performance of and resolution of disputes under this Agreement shall be governed by and construed in accordance with the officially published and publicly available laws of the Cayman Islands. When the officially published and publicly available laws of the Cayman Islands do not apply to any particular matter, international legal principles and practices shall apply.

(d)	Assignability. The terms of this Agreement will remain in effect and shall be binding upon any successor in interest including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. A reference to the Company shall include its successors. Except as set forth in the preceding sentence, this Agreement may not be assigned by a Party to any third party, without the prior consent of the other Party.

(e)	Survival. The Parties’ obligations under Sections 5 and 6 hereof shall survive and continue in effect after the termination of this Agreement, whatever the reason for such termination.

(f)	Notices.

Notices under this Agreement shall be given in writing to the relevant Party at the address stated herein (or to such other address as it shall have notified the other Party previously in writing).

to the Company at:

Sole Elite Group Limited

Wuli Industrial Park

Jinjiang, Fujian Province 362200, PRC

Attention: Chairman

to the Executive at:

Clarence Lee

___________

___________

___________

(g)	Third Party Rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced, (the “Third Party Rights Law”) to enforce directly any term of this Agreement. Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement is not required for any variation of, amendment to, or release, rescission, or termination of, this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned has hereunto caused this Agreement to be executed as of the day and year first above written.

Sole Elite Group, Ltd.

/s/ Ding Sixing
Ding Sixing, Chairman

Clarence Lee

/s/ Clarence Lee